Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 22, 2021, with respect to the consolidated financial statements of Ay Dee Kay, LLC, d/b/a indie Semiconductor, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

February 9, 2022